SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C. 20549


                                 FORM 8-A/A
                              Amendment No. 1


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                      SYNCOR INTERNATIONAL CORPORATION
           (Exact name of registrant as specified in its charter)


                Delaware                               85-0229124
         (State of Incorporation                      (IRS Employer
            or Organization)                        Identification No.)


            6464 Canoga Avenue,
         Woodland Hills, California                     91367-2407
   (Address of principal executive offices)             (Zip Code)


     Securities to be registered pursuant to Section 12(b) of the Act:

                                    None


     Securities to be registered pursuant to Section 12(g) of the Act:

                        Common Stock Purchase Rights
                              (Title of Class)

         Syncor International Corporation, a Delaware corporation (the "Company"), hereby amends Items 1 and 2 of its registration statement on Form 8-A filed with the Securities and Exchange Commission on October 20, 1999 as set forth below. The Company and American Stock Transfer and Trust Company, as rights agent, have entered into the First Amendment, dated as of June 14, 2002, to the Rights Agreement dated as of September 28, 1999, between the Company and the Rights Agent, in connection with the execution of the Agreement and Plan of Merger, dated as of June 14, 2002, by and among the Company, Cardinal Health, Inc. and Mudhen Merger Corp.

Item 1.   Description of Securities To Be Registered.

     On September 28, 1999, the Board of Directors of Syncor International Corporation, a Delaware Corporation (the "Company"), declared a dividend distribution of one Right for each outstanding share of common stock, par value $.05 per share, of the Company ("Common Stock"), payable to holders of record of Common Stock at the close of business on October 8, 1999 (the "Record Date"). See the Company's Registration Statement on Form 8-A, filed on October 20, 1999, for a complete description of the the Rights Agreement (the "Rights Agreement") dated as of September 28, 1999, between the Company and American Stock Transfer and Trust Company, as rights agent (the "Rights Agent").

         On June 14, 2002, the Company, Cardinal Health, Inc., an Ohio corporation ("Cardinal"), and Mudhen Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Cardinal. In connection with the Merger Agreement, on June 14, 2002, the Company entered into the First Amendment to the Rights Agreement (the "Rights Agreement Amendment"), dated as of June 14, 2002, by and among the Company and the Rights Agent.

         The Rights Agreement Amendment amends Section 1(a) of the Rights Agreement to provide that, notwithstanding anything to the contrary in the Rights Agreement, none of Cardinal, its subsidiaries, affiliates or associates, including Merger Sub, is, nor shall any of them be deemed to be, an Acquiring Person (as defined in the Rights Agreement) by virtue of
(i) their acquisition, or their right to acquire, beneficial ownership of Common Stock of the Company as a result of their execution of the Merger Agreement, (ii) the consummation of the Merger (as defined in the Merger Agreement), or (iii) any other transaction contemplated by the Merger Agreement, it being the purpose of the Company in adopting the Rights Agreement Amendment that neither the execution of the Merger Agreement by any of the parties nor the consummation of the transactions contemplated thereby shall in any respect give rise to any provision of the Rights Agreement becoming effective.

         The Rights Agreement Amendment amends Section 1(l) of the Rights Agreement to provide that, notwithstanding anything to the contrary in the Rights Agreement, a Stock Acquisition Date (as defined in the Rights Agreement) shall not occur by reason of the execution of the Merger Agreement, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement.

     The Rights Agreement Amendment amends Section 1(n) of the Rights Agreement to provide that, notwithstanding anything to the contrary in the Rights Agreement, a Triggering Event (as defined in the Rights Agreement) shall not occur by reason of the execution of the Merger Agreement, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement.

    The Rights Agreement Amendment amends Section 3(a) of the Rights Agreement to provide that, notwithstanding anything to the contrary in the Rights Agreement, a Distribution Date (as defined in the Rights Agreement) shall not occur by reason of the execution of the Merger Agreement, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement.

    The Rights Agreement Amendment adds a new Section 35 to the Rights Agreement, which provides that the Rights Agreement and the Rights established thereby will terminate in all respects immediately prior to the consummation of the Merger.

   The Rights Agreement Amendment further provides that if for any reason the Merger Agreement is terminated and the Merger is abandoned, then the Rights Agreement Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to execution of the Rights Agreement Amendment.

Item 2.   Exhibits.

1. Rights Agreement, dated as of September 28, 1999, between Syncor International Corporation and American Stock Transfer & Trust Company, as Rights Agent, including all exhibits thereto, incorporated herein by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated September 28, 1999.

2. First Amendment to Rights Agreement dated as of June 14, 2002, between Syncor International Corporation and American Stock Transfer & Trust Company, as Rights Agent.

                                 SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            SYNCOR INTERNATIONAL CORPORATION

Date: June 19, 2002                         By: /s/ Sheila H. Coop
                                                ----------------------------
                                                Name: Sheila H. Coop
                                                      Sr. Vice President

                               EXHIBIT INDEX



Exhibit           Description

1. Rights Agreement, dated as of September 28, 1999, between Syncor International Corporation and American Stock Transfer & Trust Company, as Rights Agent, including all exhibits thereto, incorporated herein by reference to
                  Exhibit 4 to the Company's Current Report on Form 8-K dated September 28, 1999.

2. First Amendment to Rights Agreement dated as of June 14, 2002, between Syncor International Corporation and American Stock Transfer & Trust Company, as Rights Agent.